Exhibit 99.1

francesca’s® Announces Appointment of New Board Chair

and Exploration of Board Expansion

HOUSTON, TEXAS — September 3, 2019 — Francesca’s Holdings Corporation (the “Company”) (Nasdaq: FRAN) today announced that its Board of Directors appointed Richard Emmett to replace Richard Kunes as Chair, effective November 1, 2019. Mr. Kunes will continue to serve on the Board of Directors until January 31, 2020 as previously announced, and will continue to serve as chair of the Board until November 1, 2019.

Mr. Emmett joined the Company’s Board in December 2009. During his tenure, he has served as Chair of the Compensation Committee and as a member of the Audit Committee. He has also served on the Board of the International Franchise Association since 2014. During his 27 year career at Dunkin Brands, Quiznos and Papa John’s, he has served in various positions including Chief Legal Officer, General Counsel and Chief Human Resource Officer. Mr. Emmett retired from Dunkin Brands in March 2019.

Richard Kunes, current Chair of the Board of Directors, stated, “I am pleased that Rich Emmett has agreed to serve as the new Chair of our Board. Rich’s long-standing service on the Board, his deep understanding of retail, and his experience bringing change to organizations will provide the Company with valuable guidance through the continued execution of its turnaround plan and mission to drive shareholder value.”

“We greatly appreciate the strong leadership, passion, and integrity Rick has brought to the company,” said Mr. Emmett. “His steady leadership has been invaluable as the Company navigates a challenging retail environment.”

The Company also announced that its Board of Directors has begun exploring expansion of the Board, using a search process commenced by its Nominating and Governance Committee in accordance with that Committee’s policies and criteria. The possible expansion is subject to identifying additional qualified and experienced candidates.

"As francesca’s® continues to execute its strategy to rebuild value for our stockholders, we believe exploring the possibility of adding to our Board of Directors to enhance the Board’s overall skillset may be beneficial. At the same time, we intend to adhere to our governance processes as we explore bringing the appropriate new talent and skills to the Board," continued Mr. Emmett.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of August 31, 2019, francesca's® operated approximately 718 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its Interim Chief Executive Officer and Chief Financial Officer, and attract and integrate a new Chief Executive Officer; the risk that the Company may not be able to identify suitably qualified and experienced candidates to add to its Board of Directors; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the SEC on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
ir@francescas.com